Exhibit (a)(1)(C)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES

To Tender Shares of Common Stock

of

SERVOTRONICS, INC.

at

$47.00 NET PER SHARE

for purchase by

TDG RISE MERGER SUB, INC.

a wholly owned subsidiary of

TRANSDIGM INC.

a wholly owned subsidiary of

TRANSDIGM GROUP INCORPORATED

Pursuant to the Offer to Purchase dated June 2, 2025

(Not to be used for Signature Guarantees)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE 30, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

June 2, 2025

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged and appointed by TransDigm Inc. (“TransDigm”), a Delaware corporation, to act as Information Agent in connection with the offer (the “Offer”) by TDG Rise Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of TransDigm, to purchase each issued and outstanding share of common stock, par value $0.20 per share (the “Servotronics common stock”), of Servotronics, Inc. (“Servotronics”), a Delaware corporation, for $47.00 net in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 2, 2025 (the “Offer to Purchase”), and in the related Letter of Transmittal. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Servotronics common stock registered in your name or in the name of your nominee.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M. ON MONDAY, JUNE 30, 2025, UNLESS EXTENDED (THE “EXPIRATION DATE”).

Enclosed herewith for your information and forwarding to your clients for whom you hold shares of Servotronics common stock registered in your name or the name of your nominee are copies of the following documents:

1.	The Offer to Purchase.

2.	The Letter of Transmittal for your use in accepting the Offer and tendering shares of Servotronics common stock and for the information of your clients.

3.

A form of the letter which may be sent to your clients for whose accounts you hold shares of Servotronics common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

4.	A return envelope addressed to Computershare Trust Company, N.A. (the “Depositary”).

A copy of the Servotronics’ Solicitation/Recommendation Statement on Schedule 14D-9 is also being provided to you for your information and forwarding to such clients.

The Offer is subject to the conditions described in Section 15 of the Offer to Purchase. There is no financing condition to the Offer.

For shares of Servotronics common stock to be properly tendered pursuant to the Offer, the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary.

Purchaser is not providing for guaranteed delivery procedures. Therefore, Servotronics stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company (“DTC”), which end earlier than the time of expiration on the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, other than holidays. Servotronics stockholders must tender their Shares in accordance with the procedures set forth in the Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

Neither TransDigm nor Purchaser will pay any commissions or fees to any broker, dealer or other person, other than the Information Agent and the Depositary as described in the Offer to Purchase, for soliciting tenders of shares of Servotronics common stock pursuant to the Offer. Upon request, TransDigm or Purchaser will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone number set forth below.

Very truly yours,

OKAPI PARTNERS LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF TRANSDIGM, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the Offer Is:

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Bankers and Brokers Call: (212) 297-0720

All Others Call Toll Free: (844) 203-3605

Email: info@okapipartners.com